Exhibit 99.(k)(3)

Execution copy

AMENDED AND RESTATED ADMINISTRATION AGREEMENT

This Amended and Restated Administration Agreement (“Agreement”) dated as of May 31, 2012 and effective as of the date the Fund (defined below) is declared effective by the Securities and Exchange Commission (the “SEC”) or such other date as the parties mutually agree in writing, is by and between State Street Bank and Trust Company, a Massachusetts trust company (the “Administrator”), and each management investment company identified on Appendix A attached hereto, severally and not jointly (each such investment company and each management investment company made subject to this Agreement in accordance with Section 1 below, shall hereinafter be referred to as a “Fund”).

WHEREAS, Avenue Income Credit Strategies Fund and the Administrator are parties to an Administration Agreement dated December 15, 2010, as amended, supplemented or otherwise modified from time to time (the “Original Administration Agreement”), pursuant to which the Administrator agrees to provide certain services to Avenue Income Credit Strategies Fund;

WHEREAS, the Funds and the Administrator desire to replace the Original Administration Agreement with this Agreement;

WHEREAS, certain of the Funds are open-end management investment companies (each, an “Open End Fund”) currently comprised of one or more series and certain of the Funds are closed-end management investment companies (each, a “Closed End Fund”), and each is registered with the U.S. Securities and Exchange Commission (“SEC”) by means of a registration statement (“Registration Statement”) under the Securities Act of 1933, as amended (the “1933 Act”), and the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, each Fund desires to retain the Administrator to furnish certain administrative services to the Fund, and the Administrator is willing to furnish such services, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1.             APPOINTMENT OF ADMINISTRATOR

The Fund hereby appoints the Administrator to act as administrator to the Fund for purposes of providing certain administrative services for the period and on the terms set forth in this Agreement.  The Administrator accepts such appointment and agrees to render the services stated herein.

In the event that any management investment company in addition to those listed on Appendix A hereto desires to have the Administrator render services as administrator under the terms hereof, it shall so notify the Administrator in writing, and if the Administrator agrees in writing to provide such services, such management investment company shall become a Fund hereunder and be bound by all of the terms and conditions and provisions hereof including, without limitation, the representations and warranties set forth in Section 4 below.

Certain of the Funds current consist of a single or multiple series and their respective classes of shares as listed on Appendix A to this Agreement (each, a “Portfolio”).  In the event that a Fund establishes one or more additional Portfolios with respect to which it wishes to retain the Administrator to as administrator hereunder, such Fund shall notify the Administrator in writing.  Upon written acceptance by the Administrator, such Portfolio(s) shall become subject to the provisions of this Agreement to the same extent as existing Portfolios subject hereto, except to the extent that such provisions (including those relating to compensation and expenses payable) may be modified with respect to such Portfolio in writing by the applicable Fund and the Administrator at the time of the addition of such Portfolio.

2.             DELIVERY OF DOCUMENTS

Each Fund will promptly deliver to the Administrator copies of each of the following documents and all future amendments and supplements thereto, if any:

a.             The Fund’s Declaration of Trust and By-Laws;

b.                                      The Fund’s Registration Statement on Form N-2 or Form N-1A, as applicable (the “Registration Statement”), under the 1933 Act and 1940 Act, including any Prospectus and Statement of Additional Information (“SAI”) incorporated therein;

c.                                       Copies of the resolutions of the Board of Trustees of the Fund (the “Board”) certified by the Fund’s Secretary authorizing (i) the Fund to enter into this Agreement and (ii) certain individuals on behalf of the Fund (“authorized persons”) to (a) give instructions to the Administrator pursuant to this Agreement and (b) sign checks and pay expenses;

d.                                      A copy of the investment advisory agreement between the Fund and its investment adviser; and

e.                                       Such other certificates, documents or opinions which the Administrator and the Fund may reasonably deem necessary or appropriate for the proper performance of the Administrator’s duties hereunder provided that the Administrator shall have no liability in respect of any loss, damage or expense insofar as such loss, damage or expense arises from the non-delivery of a certificate, document or opinion deemed necessary by the Administrator that is deemed unnecessary by the Fund.

3.             REPRESENTATIONS AND WARRANTIES OF THE ADMINISTRATOR

The Administrator represents and warrants to each Fund that:

a.                                      It is a Massachusetts trust company, duly organized and existing under the laws of The Commonwealth of Massachusetts;

b.                                      It has the corporate power and authority to carry on its business in The Commonwealth of Massachusetts;

c.                                       All requisite corporate proceedings have been taken to authorize it to enter into this Agreement and perform its duties and obligations hereunder;

d.                                      No legal or administrative proceedings have been instituted or threatened which would materially impair the Administrator’s ability to perform its duties and obligations under this Agreement; and

e.                                       Its entrance into this Agreement and the performance of its duties and obligations hereunder shall not cause a material breach or be in material conflict with any other agreement or obligation of the Administrator or any law or regulation applicable to it.

f.                                        It will implement and maintain reasonable disaster recovery and business continuity procedures that are reasonably designed to recover data processing systems, data communications facilities, information, data and other business related functions of the Administrator in a manner and timeframe consistent with legal, regulatory and business requirements applicable to the Administrator in its provision of services hereunder.

4.             REPRESENTATIONS AND WARRANTIES OF THE FUND

Each Fund represents and warrants to the Administrator that:

a.                                      It is a statutory trust, duly organized, existing and in good standing under the laws of the State of Delaware;

b.                                      It has the requisite power and authority under applicable laws and by its Declaration of Trust and By-Laws to enter into and perform this Agreement;

c.                                       All requisite proceedings have been taken to authorize it to enter into and perform this Agreement;

d.                                      It is an investment company properly registered with the SEC under the 1940 Act (or will be upon the effectiveness of the Registration Statement);

e.                                       The Registration Statement has been filed and, at the time that securities of the Fund are first offered to the public, will be effective, and the Registration Statement (or a successor registration statement) shall be in effect whenever securities of the Fund are offered to the public to the extent required by law.  As of the time that securities of the Fund are first offered to the public, all necessary filings under the securities laws of the states in which the Fund offers or sells its shares shall have been made;

f.                                        No legal or administrative proceedings have been instituted or threatened which would impair the Fund’s ability to perform its duties and obligations under this Agreement;

g.                                       Its entrance into this Agreement will not cause a material breach or be in material conflict with any other agreement or obligation of the Fund or any law or regulation applicable to it; and

h.                                      To the extent that a Fund is an Open End Fund, as of the close of business on the date of this Agreement, the Fund is authorized to issue unlimited shares of beneficial interest.

5.                                      ADMINISTRATION SERVICES

With respect to Open End Funds, the Administrator shall provide the services listed on Schedule I attached hereto, and with respect to Closed End Funds, the Administrator shall provide the services listed on Schedule II attached hereto; in all cases subject to the authorization and direction of the applicable Fund and, in each case where appropriate, the review and comment by such Fund’s independent accountants and legal counsel and in accordance with procedures which may be established from time to time between such Fund and the Administrator.

The Administrator shall perform such other services for each Fund that are mutually agreed to by the parties from time to time, for which such Fund will pay such fees to and reimburse such reasonable expenses of the Administrator as the parties may mutually agree upon.  The provision of such services shall be subject to the terms and conditions of this Agreement.

Notwithstanding anything set forth in either Schedule I or Schedule II, tax services, as described in this Agreement (including Schedule I and Schedule II), do not include identification of passive foreign investment companies, qualified interest income securities or Internal Revenue Code Section 1272(a)(6) tax calculations for asset backed securities.

The Administrator shall provide and maintain such office facilities and personnel as it considers reasonably appropriate in order to provide the services contemplated herein.

6.                                      FEES; EXPENSES; EXPENSE REIMBURSEMENT

The Administrator shall receive from each Fund such compensation for the Administrator’s services provided pursuant to this Agreement as may be agreed to from time to time in a written Fee Schedule approved by the parties.  Fees shall accrue daily and be billed monthly, and shall be due and payable within sixty (60) days of the invoice.  Upon the termination of this Agreement before the end of any month, the fee for the part of the month before such termination shall be prorated according to the proportion which such part bears to the full monthly period and shall be payable upon the date of termination of this Agreement.  All rights of compensation and expense reimbursement under this Agreement for services performed through the termination date shall survive the termination of this Agreement.

Each Fund agrees promptly to reimburse the Administrator for any equipment and supplies specially ordered by or for the Fund through the Administrator and for any other reasonable expenses not contemplated by this Agreement that the Administrator may incur on the Fund’s behalf at the Fund’s request or with the Fund’s consent.

Each Fund will bear all expenses that are incurred in its operation and not specifically assumed by the Administrator.  Expenses to be borne by the Fund, include, but are not limited to:  organizational expenses; cost of services of the Fund’s independent accountants and the Fund’s outside legal and tax counsel (including such counsel’s review of the Registration Statement, Form N-CSR, Form N-Q, Form N-PX, Form N-SAR, proxy materials, federal and state tax qualification as a regulated investment company and other notices, registrations, reports, filings and materials prepared by the Administrator under this Agreement); cost of any services contracted for by the Fund directly from parties other than the Administrator; cost of trading operations and brokerage fees, commissions and transfer taxes in connection with the purchase and sale of securities for the Fund; investment advisory fees; taxes, insurance premiums and other fees and expenses applicable to its operation; charges by third parties incidental to any meetings of shareholders including, but not limited to, legal and accounting fees, proxy filing fees and the costs of preparation (e.g., typesetting, XBRL-tagging, page changes and all other print vendor and EDGAR charges, collectively referred to herein as “Preparation”), printing, distribution and mailing of any proxy materials; charges by third parties incidental to Board meetings, including fees and expenses of Board members; the salary and expenses of any officer, trustee or employee of the Fund; charges by third parties for Preparation, printing, distribution and mailing, as applicable, of the Fund’s Registration Statements and any amendments and supplements thereto and shareholder reports; charges by third parties for Preparation and filing of the Fund’s tax returns, Form N-2, Form N-CSR, Form N-Q, Form N-PX, and Form N-SAR, and all notices, registrations and amendments associated with applicable federal and state tax and securities laws; all applicable registration fees and filing fees required under federal and state securities laws; the cost of fidelity bond and D&O/E&O liability insurance; and the cost of independent pricing services used in computing the Fund or Portfolio’s net asset value.

The Administrator is authorized to and may employ, associate or contract with any such persons as the Administrator may deem reasonably appropriate to assist it in performing its duties under this Agreement; provided, however, that the compensation of such persons shall be paid by the Administrator and the Administrator shall be as fully responsible to the Fund for the acts and omissions of any such persons as it is for its own acts and omissions.

7.             INSTRUCTIONS AND ADVICE

a.             At any time, the Administrator may seek instruction from any officer of the Fund or his or her designee and may reasonably consult with outside counsel for the Fund or the independent accountants for the Fund at the expense of the Fund, or with its own counsel at its own expense, with respect to any matter arising in connection with the services to be performed by the Administrator under this Agreement.

b.             The Administrator shall not be liable, and shall be indemnified by the Fund, for any action taken or omitted by it in good faith in reliance upon any such instructions or advice or upon any paper or document reasonably believed by it to be genuine and to have been signed by the proper person or persons.  The Administrator shall not be held to have notice of any change of authority of a person until receipt of written notice thereof by the Fund.  Nothing in this section shall be construed as imposing upon the Administrator any obligation to seek such instructions or advice, or to act in accordance with such advice when received.

8.             STANDARD OF CARE; LIMITATION OF LIABILITY AND INDEMNIFICATION

The Administrator agrees to perform its services under the Agreement without negligence.  The Administrator shall be responsible for the performance only of such duties as are set forth in this Agreement or as contemplated by the penultimate paragraph of Section 5 hereof and, except as otherwise provided under Section 6, shall have no responsibility for the actions or activities of any other party, including other service providers.  The Administrator shall have no liability in respect of any loss, damage or expense suffered by any Fund insofar as such loss, damage or expense arises from the performance of the Administrator’s duties hereunder in reliance upon records that were maintained for the Fund by entities other than the Administrator prior to the Administrator’s appointment as administrator for the Fund.  The Administrator shall have no liability for any error of judgment or mistake of law or for any loss or damage resulting from the performance or nonperformance of its duties hereunder unless caused by or resulting from the negligence, willful misfeasance or willful misconduct of the Administrator, its officers or employees.  The Administrator shall not be liable for any special, indirect, incidental, punitive or consequential damages of any kind whatsoever (including, without limitation, attorneys’ fees) under any provision of this Agreement or for any such damages arising out of any act or failure to act hereunder, which are hereby excluded by agreement of the parties regardless of whether such damages were foreseeable or whether either party or any entity had been advised of the possibility of such damages.  In any event, except as otherwise agreed by the parties in writing, the Administrator’s cumulative liability for each calendar year (a “Liability Period”) with respect to any Fund under this Agreement regardless of the form of action or legal theory shall be limited to its total annual compensation earned and fees payable hereunder during the preceding Compensation Period, as defined herein, with regard to such Fund for any liability or loss suffered by the Fund including, but not limited to, any liability relating to qualification of the Fund as a regulated investment company or any liability relating to the Fund’s compliance with any federal or state tax or securities statute, regulation or ruling during such Liability Period.  “Compensation Period” shall mean the calendar year ending immediately prior to each Liability Period in which the event(s) giving rise to the Administrator’s liability for that period have occurred.  Notwithstanding the foregoing, the Compensation Period for purposes of calculating the annual cumulative liability of the Administrator for the Liability Period commencing on the effective date of this Agreement and terminating on December 31, 2012 shall be the effective date of this Agreement through December 31, 2012, calculated on an annualized basis, and the Compensation Period for the Liability Period commencing January 1, 2013 and terminating on December 31, 2013 shall be the effective date of this Agreement through December 31, 2012, calculated on an annualized basis.

The Administrator shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, work stoppage, power or other mechanical failure, computer virus, natural disaster, governmental action or communication disruption.

The Fund shall indemnify and hold the Administrator and its directors, officers, employees and agents harmless from all loss, cost, damage and expense, including reasonable fees and expenses for counsel, incurred by the Administrator resulting from any claim, demand, action or suit in connection with the Administrator’s acceptance of this Agreement, any action or omission by it in the performance of its duties hereunder, or as a result of acting upon any instructions reasonably believed by it to have been duly authorized by the Fund or upon reasonable reliance on information or records given or made by the Fund or its investment adviser, provided that this indemnification shall not apply to actions or omissions of the Administrator, its officers or employees in cases of its or their own negligence, willful misfeasance or willful misconduct.

The limitation of liability and indemnification contained herein shall survive the termination of this Agreement.

9.             CONFIDENTIALITY

The parties hereto agree that each shall treat confidentially all information provided by each party to the other party regarding its business and operations.  All confidential information provided by a party hereto shall be used by the other party hereto solely for the purpose of rendering or receiving services pursuant to this Agreement and, except as may be required in carrying out this Agreement, shall not be disclosed to any third party.  Neither party will use or disclose confidential information for purposes other than the activities contemplated by this Agreement or except as required by law, court process or pursuant to the lawful requirement of a governmental agency, or except at the request or with the written consent of the other party.  Notwithstanding the foregoing, each party acknowledges that the other party may provide access to and use of confidential information relating to the other party to the disclosing party’s employees, contractors, agents, professional advisors, auditors or persons performing similar functions.

The foregoing shall not be applicable to any information (i) that is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Agreement, (ii) that is independently derived by a party hereto without the use of any information provided by the other party hereto in connection with this Agreement, (iii) that is required in any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, or by operation of law or regulation, or (iv) where the party seeking to disclose has received the prior written consent of the party providing the information, which consent shall not be unreasonably withheld.

The undertakings and obligations contained in this Section shall survive the termination or expiration of this Agreement for a period of ten (10) years.

10.          COMPLIANCE WITH GOVERNMENTAL RULES AND REGULATIONS; RECORDS

Each Fund assumes full responsibility for complying with all securities, tax, commodities and other laws, rules and regulations applicable to it.

In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Administrator agrees that all records which it maintains for a Fund shall at all times remain the property of such Fund, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request except as otherwise provided in Section 12.  The Administrator further agrees that all records that it maintains for any Fund pursuant to Rule 31a-1 under the 1940 Act will be preserved for the periods prescribed by Rule 31a-2 under the 1940 Act unless any such records are earlier surrendered as provided above.  Records may be surrendered in either written or machine-readable form, at the option of the Administrator.

11.          SERVICES NOT EXCLUSIVE

The services of the Administrator are not to be deemed exclusive, and the Administrator shall be free to render similar services to others.  The Administrator shall be deemed to be an independent contractor and shall, except as otherwise expressly provided herein or authorized by a Fund from time to time, have no authority to act or represent the Fund in any way or otherwise be deemed an agent of the Fund.

12.          EFFECTIVE PERIOD, TERMINATION AND AMENDMENT

This Agreement shall remain in full force and effect for an initial term ending on the two year anniversary of the effective date of this Agreement (the “Initial Term”).  After the expiration of the Initial Term, this Agreement shall automatically renew for successive one-year terms (each, a “Renewal Term”) unless a written notice of non-renewal is delivered by the non-renewing party no later than ninety (90) days prior to the expiration of the Initial Term or any Renewal Term, as the case may be.  During the Initial Term and thereafter, either party may terminate this Agreement: (i) in the event of the other party’s material breach of a material provision of this Agreement that the other party has either (a) failed to cure or (b) failed to establish a remedial plan to cure that is reasonably acceptable, within 60 days’ written notice of such breach, or (ii) in the event of the appointment of a conservator or receiver for the other party or upon the happening of a like event to the other party at the direction of an appropriate agency or court of competent jurisdiction.  Upon termination of this Agreement pursuant to this paragraph with respect to a Fund or any Portfolio, the Fund or applicable Portfolio shall pay Administrator its compensation due and shall reimburse Administrator for its costs, expenses and disbursements that are subject to reimbursement under this Agreement.

In the event of: (i) a Fund’s termination of this Agreement with respect to the Fund or its Portfolio(s) for any reason other than as set forth in the immediately preceding paragraph or (ii) a transaction not in the ordinary course of business pursuant to which the Administrator is not retained to continue providing services hereunder to the Fund or a Portfolio (or its respective successor), the Fund or applicable Portfolio shall pay the Administrator its compensation due through the end of the then-current term (based upon the average monthly compensation previously earned by the Administrator with respect to the Fund or such Portfolio) and shall reimburse the Administrator for its costs, expenses and disbursements that are subject to reimbursement under this Agreement.  For the avoidance of doubt, no payment will be required pursuant to clause (ii) of this paragraph in the event of any transaction such as (a) the liquidation or dissolution of a Fund or a Portfolio and distribution of such Fund’s or Portfolio’s assets as a result of the Board’s determination in its reasonable business judgment that the Fund or such Portfolio is no longer viable, (b) a merger of the Fund or a Portfolio into, or the consolidation of the Fund or a Portfolio with, another entity, or (c) the sale by the Fund or a Portfolio of all, or substantially all, of the Fund’s or Portfolio’s assets to another entity, in each of (b) and (c) where the Administrator is retained to continue providing services to the Fund or such Portfolio (or its respective successor) on substantially the same terms as this Agreement.

This Agreement may be amended at any time in writing by mutual agreement of the parties hereto.

13.          NOTICES

Any notice or other communication authorized or required by this Agreement to be given to either party shall be in writing and deemed to have been given when delivered in person or by confirmed facsimile, by overnight delivery through a commercial courier service, or posted by certified mail, return receipt requested, to the following address (or such other address as a party may specify by written notice to the other):

(a)           If to Administrator, to:

State Street Bank and Trust Company

4 Copley Place, CPH 0326

Boston, Massachusetts 02116

Attention: Fund Administration Legal Department

Facsimile: (617) 662-3805

(b)                                 If to the Fund, to:

[Name of Fund]

399 Park Avenue, 6th Floor

New York, New York 10022

Attention: Randy Takian

Telephone: (212) 878-3544

Facsimile: (212) 486-2580

14.          NON-ASSIGNABILITY

This Agreement shall not be assigned by either party hereto without the prior consent in writing of the other party, except that the Administrator may assign this Agreement to a successor of all or a substantial portion of its business, or to a party controlling, controlled by or under common control with the Administrator.

15.          SUCCESSORS

This Agreement shall be binding on and shall inure to the benefit of each Fund and the Administrator and their respective successors and permitted assigns.

16.          DATA PRIVACY

The Administrator shall implement and maintain a comprehensive written information security program that contains appropriate security measures to safeguard the personal information of the Fund’s shareholders, employees, directors and/or officers that the Administrator receives, stores, maintains, processes or otherwise accesses in connection with the provision of services hereunder.  For these purposes, “personal information” shall mean (i) an individual’s name (first initial and last name or first name and last name), address or telephone number plus (a) social security number, (b) drivers license number, (c) state identification card number, (d) debit or credit card number, (e) financial account number or (f) personal identification number or password that would permit access to a person’s account or (ii) any combination of the foregoing that would allow a person to log onto or access an individual’s account.  Notwithstanding the foregoing “personal information” shall not include information that is lawfully obtained from publicly available information, or from federal, state or local government records lawfully made available to the general public.

17.          ENTIRE AGREEMENT

This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all previous representations, warranties or commitments regarding the services to be performed hereunder whether oral or in writing.

18.          WAIVER

The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement.  Any waiver must be in writing signed by the waiving party.

19.          SEVERABILITY

If any provision of this Agreement is invalid or unenforceable, the balance of the Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance it shall nevertheless remain applicable to all other persons and circumstances.

20.          GOVERNING LAW

This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts.

21.                               REPRODUCTION OF DOCUMENTS

This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, xerographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

22.                               COUNTERPARTS

This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first written above.

EACH MANAGEMENT INVESTMENT COMPANY IDENTIFIED ON APPENDIX A ATTACHED HERETO

By:	/s/ Randy Takian

Name:	Randy Takian

Title:	President & Chief Executive Officer

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Michael F. Rogers

Name:	Michael F. Rogers

Title:	Executive Vice President

Amended and Restated Administration Agreement

Appendix A

Closed-End Funds

Avenue Income Credit Strategies Fund

Open-End Funds

Avenue Mutual Funds Trust on behalf of:

•                  Avenue Credit Strategies Fund

App. A-1

Schedule I

Services Provided to Open End Funds

Fund Administration Treasury Services

a.                                      Prepare for the review (by designated officer(s) of the Fund or other authorized persons) financial information regarding the Portfolio(s) that will be included in the Fund’s semi-annual and annual shareholder reports, Form N-Q reports and other quarterly reports (as mutually agreed upon), including tax footnote disclosures where applicable;

b.                                      Coordinate the audit of the Fund’s financial statements by the Fund’s independent accountants, including the preparation of supporting audit workpapers and other schedules;

c.                                       Prepare for review (by designated officer(s) of the Fund or other authorized persons) monthly or quarterly income distribution calculations and provide such other information as mutually agreed;

d.                                      Provide fund accounting information to assist the Fund in determining if an SEC Section 19(a) notice is required to be distributed to shareholders;

e.                                       As may be mutually agreed upon, prepare for the review (by designated officers of the Fund or other authorized persons) the Fund’s periodic financial reports required to be filed with the SEC on Form N-Q, Form N-SAR and financial information required by Form N-1A, proxy statements and other reports, forms or filings;

f.                                        As may be mutually agreed upon, coordinate the filing of the Fund’s periodic financial reports required to be filed with the SEC on Form N-Q, Form N-SAR and other reports, forms or filings;

g.                                       Coordinate and manage the process of printing shareholder reports;

h.                                      Prepare for the review (by designated officer(s) of the Fund or other authorized persons) annual fund expense budgets as mutually agreed, perform accrual analyses and roll-forward calculations and recommend changes to fund expense accruals on a periodic basis, arrange for payment of the Fund’s expenses, prepare calculations of fees paid to the Fund’s investment adviser, custodian, fund accountant, distributor and transfer agent, and obtain authorization of accrual changes and expense payments;

i.                                          Provide ongoing testing and notifications to Fund management of the Portfolio(s) with respect to compliance with the Internal Revenue Code’s mandatory qualification requirements, the requirements of the 1940 Act and limitations for the Portfolio(s) contained in the Registration Statement for the Portfolio(s), including

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monthly (or other agreed upon frequency depending on the nature of the test) compliance reporting to the designated officer(s) of the Fund as well as preparation of Board compliance materials;

j.                                         Prepare and furnish total return performance information for the Portfolio(s), including such information on an after-tax basis, calculated in accordance with applicable U.S. securities laws and regulations, as may be reasonably requested by Fund management;

k.                                      Prepare and disseminate vendor survey information;

l.                                          Prepare and coordinate the filing of Rule 24f-2 notices, including coordination of payment;

m.                                  Provide sub-certificates in connection with the certification requirements of the Sarbanes-Oxley Act of 2002 with respect to the services provided by the Administrator;

n.                                      Maintain certain books and records of the Fund as required under Rule 31a-1(b) of the 1940 Act, as may be mutually agreed upon;

Fund Administration Blue Sky Services

o.                                      Perform Blue Sky services pursuant to the specific instructions of the Fund’s officers as detailed in Schedule I-A hereto;

Fund Administration Legal Services

p.                                      Prepare the agenda and resolutions for all requested Board of Trustees (the “Board”) and committee meetings, make presentations to the Board and committee meetings where appropriate or upon reasonable request, prepare minutes for such Board and committee meetings, otherwise coordinate and provide administrative support for such Board and committee meetings and, as applicable, attend the Fund’s shareholder meetings and prepare minutes of such meetings;

q.                                      Coordinate and provide support for actions by written consents for execution;

r.                                         Assist in preparing and distribute customary annual questionnaires for trustees and officers;

s.                                        Coordinate and manage process of printing the Fund’s Prospectus and Statement of Additional Information, including any supplements thereto;

t.                                         Prepare and mail quarterly and annual Code of Ethics forms for Trustees who are not “interested persons” of the Fund under the 1940 Act (the “Independent Trustees”);

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u.                                      Prepare for filing with the SEC the following documents: Form N-CSR, Form N-PX and all amendments to the Registration Statement, including updates of the Prospectus and SAI for the Portfolio(s) and any sticker supplements to the Prospectus and SAI for the Portfolio(s);

v.                                      Prepare for filing with the SEC proxy statements and provide consultation on proxy solicitation matters;

w.                                    Maintain general Board calendars and regulatory filings calendars;

x.                                      Maintain copies of the Fund’s Declaration of Trust and By-laws;

y.                                      Assist in developing guidelines and procedures to improve overall compliance by the Fund;

z.                                       Assist the Fund in the handling of routine regulatory examinations of the Fund and work closely with the Fund’s legal counsel in response to any non-routine regulatory matters;

aa.                               Maintain awareness of significant emerging regulatory and legislative developments that may affect the Fund, update the Board and the investment adviser on those developments and provide related planning assistance where requested or appropriate;

bb.                               Maintain copies of the Fund’s Declaration of Trust and By-Laws:

cc.                                 Maintain the Fund’s corporate records;

dd.                               Provide an assistant secretary for the Fund, upon request of the Fund, as the Fund deems necessary or appropriate;

ee.                                 Coordinate with insurance providers, including soliciting bids for Directors & Officers/Errors & Omissions (“D&O/E&O”) insurance and fidelity bond coverage, file fidelity bonds with the SEC and make related Board presentations;

Fund Administration Tax Services

ff.                                   Compute and prepare tax basis provisions for both excise and income tax purposes, including wash sales and all tax financial statement disclosure;

gg.                                 Prepare the Portfolio(s)’ federal, state, and local income tax returns and extension requests for review and for execution and filing by the Fund’s independent accountants and execution and filing by the Fund’s treasurer, including Form 1120-

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RIC, Form 8613 and Form 1099-MISC, and as requested by the Fund, coordinate the filing of the foregoing;

hh.                               Preparation of financial information relating to Form 1099-DIV, including completion of the ICI Primary and Secondary forms, Qualified Dividend Income, Dividends Received Deduction, Alternative Minimum Tax, Foreign Tax Credit, United States Government obligations;

ii.                                       Review and sign off on annual minimum distribution calculations (income and capital gain) for both Federal and excise tax purposes prior to their declaration; and

jj.                                     Participate in discussions of potential tax issues with the Administrator and the Portfolio(s)’ audit firm.

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Schedule I-A

Notice Filing with State Securities Administrators

At the specific direction of the Fund, the Administrator will prepare required documentation and make Notice Filings in accordance with the securities laws of each jurisdiction in which Fund shares are to be offered or sold pursuant to instructions given to the Administrator by the Fund.

The Fund shall be solely responsible for the determination (i) of those jurisdictions in which Notice Filings are to be submitted and (ii) the number of Fund shares to be permitted to be sold in each such jurisdiction.  In the event that the Administrator becomes aware of (a) the sale of Fund shares in a jurisdiction in which no Notice Filing has been made or (b) the sale of Fund shares in excess of the number of Fund shares permitted to be sold in such jurisdiction, the Administrator shall report such information to the Fund, and it shall be the Fund’s responsibility to determine appropriate corrective action and instruct the Administrator with respect thereto.

The Blue Sky services shall consist of the following:

1.                                      Filing of Fund’s Initial Notice Filings, as directed by the Fund;

2.                                      Filing of Fund’s renewals and amendments as required;

3.                                      Filing of amendments to the Fund’s registration statement where required;

4.                                      Filing Fund sales reports where required;

5.                                      Payment at the expense of the Fund of all Fund Notice Filing fees;

6.                                      Filing the Prospectuses and Statements of Additional Information and any amendments or supplements thereto where required;

7.                                      Filing of annual reports and proxy statements where required; and

8.                                      The performance of such additional services as the Administrator and the Fund may agree upon in writing.

Unless otherwise specified in writing by the Administrator, Blue Sky services by the Administrator shall not include determining the availability of exemptions under a jurisdiction’s blue sky law or ensuring the proper application of any such exemptions.  Any such determinations shall be made by the Fund or its legal counsel.

If the Fund has elected to deliver Fund share sales information to the Administrator via broker-dealer feeds, the Administrator’s processing of any such feeds is subject to the supervision and approval of the Fund and the following shall apply.

Sch. I-A-1

1.              Activation of any broker-dealer feeds, including transfer agent codes or broker codes, will commence as soon as practical after written instructions are received from the Fund.  The Administrator will assume all sales from such feeds are Blue Sky reportable.

2.              The Administrator will accept and pay Blue Sky fees based on all active and live direct broker-dealer feeds, as instructed by the Fund in writing.

3.              The originating entity, and not the Administrator, is responsible for the accuracy of all broker-dealer feed information.  Without limiting the generality of the foregoing, the Administrator will not be responsible for (i) reconciling any direct broker-dealer feeds with the Fund’s accounting records, (ii) ensuring that omnibus suppressions are effected, (iii) the accuracy of any files transmitted from the transfer agent or broker-dealer systems or (iv) errors or omissions in sales data.  The Administrator will not alter or otherwise manipulate or change the contents of any transfer agent or broker-dealer files routed to the Administrator.

4.              The Fund will be responsible for ensuring that any direct broker-dealer feeds are deactivated from the main omnibus feed at the Fund’s transfer agent as appropriate.  The Fund acknowledges that all dropped and dead transfer agent or broker-dealer feeds will automatically be deactivated.

In connection with the services described herein, the Fund shall issue in favor of the Administrator a power of attorney to submit Notice Filings on behalf of the Fund, which power of attorney shall be substantially in the form of Exhibit A attached hereto.

Sch. I-A-2

Exhibit A

LIMITED POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, as of                     that                    (the “Fund”) on behalf of its currently existing series and all future series (the “Portfolios”), with principal offices at                    , makes, constitutes, and appoints STATE STREET BANK AND TRUST COMPANY (the “Administrator”) with principal offices at One Lincoln Street, Boston, Massachusetts its lawful attorney-in-fact for it to do as if it were itself acting, the following:

1.                                      NOTICE FILINGS FOR FUND SHARES.  The power to submit (in any format accepted) notice filings for the Portfolios in each jurisdiction in which the Portfolio’s shares are offered or sold and in connection therewith the power to prepare, execute, and deliver and file (in any format accepted) any and all of the Portfolio’s applications including without limitation, applications to provide notice for the Portfolio’s shares, consents, including consents to service of process, reports, including without limitation, all periodic reports, or other documents and instruments now or hereafter required or appropriate in the judgment of the Administrator in connection with the notice filings of the Portfolio’s shares.

2.                                      TRANSMIT FILING FEES.  The power to draw, endorse, and deposit checks and/or transmit electronic payments in the name of the Portfolios in connection with the notice filings of the Portfolio’s shares with state securities administrators.

3.                                      AUTHORIZED SIGNERS.  Pursuant to this Limited Power of Attorney, individuals holding the titles of Officer, Blue Sky Manager or Senior Blue Sky Administrator at the Administrator shall have authority to act on behalf of the Portfolios with respect to items 1 and 2 above.

The execution of this limited power of attorney shall be deemed coupled with an interest and shall be revocable only upon receipt by the Administrator of such termination of authority.  Nothing herein shall be construed to constitute the appointment of the Administrator as or otherwise authorize the Administrator to act as an officer, director or employee of the Fund.

IN WITNESS WHEREOF, the Fund has caused this Agreement to be executed in its name and on its behalf by and through its duly authorized officer, as of the date first written above.

AVENUE MUTUAL FUNDS TRUST

with respect to its series,

Avenue Credit Strategies Fund

By:	/s/ Randy Takian
Name:	Randy Takian
Title:	President & Chief Executive Officer

Subscribed and sworn to before me

Exh. A-1

this 31st day of May 2012

/s/ Heather L. Keiser
Notary Public
State of New York

In and for the County of New York

My Commission expires 11/1/14

HEATHER L. KEISER NOTARY PUBLIC STATE OF NEW YORK WESTCHESTER COUNTY LIC. #01KE6230545 COMM. EXP. 11/1/14

Exh. A-2

Schedule II

Services Provided to Closed End Funds

Fund Administration Treasury Services

a.              Prepare for the review (by designated officer(s) of the Fund or other authorized persons) financial and other information that will be included in the Fund’s periodic and other reports and registration statements, including tax footnote disclosures where applicable, including such information for the Fund’s (i) semi-annual and annual shareholder reports, (ii) proxy statements on Schedule 14A, (iii) registration statements on form N-2 and (vi) such other reports as may be mutually agreed upon;

b.              Coordinate the audit of the Fund’s financial statements by the Fund’s independent accountants, including the preparation of supporting audit work papers and other schedules;

c.               Prepare for review (by designated officer(s) of the Fund or other authorized persons) monthly income distribution calculations and provide such other financial information as the Fund may reasonably request;

d.              Provide fund accounting information to assist the Fund in determining if an SEC Section 19(a) notice is required to be distributed to shareholders;

e.               Coordinate and manage the process of printing shareholder reports;

f.                Prepare fund expense budgets (as may be agreed) for the review (by designated officer(s) of the Fund or other authorized persons), perform accrual analyses and rollforward calculations and recommend changes to Fund expense accruals on a periodic basis, arrange for payment of the Fund’s expenses, prepare calculations of fees paid to the Fund’s investment adviser, custodian, fund accountant, distributor and transfer agent, and obtain authorization of accrual changes and expense payments;

g.               Provide ongoing testing of, and notifications to Fund management regarding, the Fund’s portfolio with respect to compliance with the Internal Revenue Code’s mandatory qualification requirements, the requirements of the 1940 Act and the rules and regulations of the SEC thereunder and limitations for the Fund’s portfolio contained in the Registration Statement, including monthly (or other agreed upon frequency depending on the nature of the test) compliance reporting to the designated officer(s) of the Fund as well as preparation of Board compliance materials;

h.              Prepare and furnish total return performance information for the Fund, including such information on an after-tax basis, calculated in accordance with applicable U.S. securities laws and regulations, as may be reasonably requested by the Fund;

i.                  Prepare and disseminate vendor survey information;

Sch. II-1

j.                 Provide sub-certificates in connection with the certification requirements of the Sarbanes-Oxley Act of 2002 (“SOX”) with respect to the services provided by the Administrator;

k.              Maintain certain books and records of the Fund as required under Rule 31a-1(b) of the 1940 Act, as may be mutually agreed upon;

Fund Administration Legal Services

l.                  Prepare the agenda and resolutions for all regular and special Board and committee meetings, prepare and send notices of such Board and committee meetings, make presentations to such Board and committee meetings where appropriate or upon reasonable request, prepare minutes for such Board and committee meetings, and otherwise coordinate and provide administrative support for such Board and committee meetings;

m.          Coordinate and provide support for actions by written consent of the Board and Board committees, including preparation of written consents for execution;

n.              Attend the Fund’s annual and special shareholder meetings, prepare scripts and minutes for such meetings, engage (at the Fund’s expense) and consult with proxy solicitation agents for such meetings, and otherwise coordinate and provide support with or through such proxy solicitation agents for such meetings;

o.              Prepare and mail quarterly and annual Code of Ethics forms for Trustees who are not “interested persons” of the Fund under the 1940 Act (the “Independent Trustees”);

p.              Prepare and file with the SEC the Fund’s reports on Form N-CSR,  Form N-PX and all amendments to the foregoing, and all amendments to the Registration Statement, including updates of the Prospectus and SAI and any sticker supplements to the Prospectus and SAI;

q.              Prepare and file with the SEC the Fund’s proxy statements on Schedule 14A, and provide consultation on proxy solicitation matters;

r.                 Upon the reasonable request of the Fund, circulate, review and file with the SEC any Forms 8-K;

s.                Prepare for the review by designated Fund officer(s) and file with the New York Stock Exchange the Fund’s Section 303A Annual Written Affirmation and such other filings as may be mutually agreed upon;

t.                 Coordinate and manage the process of printing the Fund’s Prospectus and Statement of Additional Information;

u.              Maintain general Board calendars and regulatory filings calendars;

v.              Maintain copies of the Fund’s Declaration of Trust and By-Laws;

Sch. II-2

w.            Assist in preparing and distribute customary annual questionnaires for trustees and officers;

x.              Maintain the Fund’s corporate records and the good standing status of the Fund in its state of organization;

y.              Provide an Assistant Secretary for the Fund, upon request of the Fund as the Fund deems necessary or appropriate;

z.               Assist in developing guidelines and procedures to enhance the Fund’s compliance program, including compliance with the USA PATRIOT Act, SOX, anti-money laundering procedures, proxy voting procedures, financial expert questionnaires and Rule 38a-1 under the 1940 Act;

aa.       Assist the Fund in the handling of routine examinations of the Fund by the SEC, serve as a coordinator during SEC examinations and work closely with the Fund’s external and internal legal counsel to respond to any deficiency comments;

bb.       Assist the Fund’s management in framing issues for external legal counsel and assist the Fund’s external and internal legal counsel in responding to any non-routine regulatory matters;

cc.         Maintain awareness of significant emerging regulatory and legislative developments that may affect the Fund, update the Board and the investment adviser on those developments and provide related planning assistance where requested or appropriate;

dd.       Coordinate with insurance providers, including soliciting bids for Directors & Officers/Errors & Omissions (“D&O/E&O”) insurance and fidelity bond coverage, file fidelity bonds with the SEC and make related Board presentations;

ee.         Provide periodic certifications and reasonable documentation to the Chief Compliance Officer of the Fund in connection with Rule 38a-1 of the 1940 Act with respect to the services contemplated by this Agreement;

Fund Administration Tax Services

ff.           Compute tax basis provisions for both excise and income tax purposes;

gg.         Prepare the Fund’s federal, state, and local income tax returns and extension requests for review and for execution and filing by the Fund’s independent accountants and execution and filing by the Fund’s treasurer, including Form 1120-RIC, Form 8613 and Form 1099-MISC, and as requested by the Fund, coordinate the filing of the foregoing;

hh.       Coordinate Form 1099-DIV mailings; and

ii.               Review annual minimum distribution calculations (income and capital gain) prior to their declaration.

Sch. II-3

STATE STREET

Infringement

State Street will defend or, at its option, settle any claim or action brought against the Customer to the extent that it is based upon an assertion that access to or use of State Street proprietary systems by the Customer under this Addendum constitutes direct infringement of any United States patent or copyright or misappropriation of a trade secret, provided that the Customer notifies State Street promptly in writing of any such claim or proceeding, cooperates with State Street in the defense of such claim or proceeding and allows State Street sole control over such claim or proceeding. Should the State Street proprietary system or any part thereof become, or in State Street’s opinion be likely to become, the subject of a claim of infringement or the like under any applicable patent, copyright or trade secret laws, State Street shall have the right, at State Street’s sole option, to (i) procure for the Customer the right to continue using the State Street proprietary system (ii) replace or modify the State Street proprietary system so that the State Street proprietary system becomes noninfringing, or (iii) terminate this Addendum without further obligation. This section constitutes the sole remedy available to the Customer for the matters described in this section.

Termination

Either party to the Custodian Agreement may terminate this Addendum (i) for any reason by giving the other party at least one-hundred and eighty (180) days’ prior written notice in the case of notice of termination by State Street to the Customer or thirty (30) days’ notice in the case of notice from the Customer to State Street of termination, or (ii) immediately for failure of the other party to comply with any material term and condition of the Addendum by giving the other party written notice of termination. This Addendum shall in any event terminate within ninety (90) days after the termination of any service agreement applicable to the Customer. The Customer’s use of any third-party System is contingent upon its compliance with any terms and conditions of use of such System imposed by such third party and State Street’s continued access to, and use of, such third-party System. In the event of termination, the Customer will return to State Street all copies of documentation and other confidential information in its possession or in the possession of its Authorized Designees and immediately cease access to the System and Remote Access Services. The foregoing provisions with respect to confidentiality and infringement will survive termination for a period of three (3) years.

Miscellaneous

This Addendum constitutes the entire understanding of the parties to the Custodian Agreement with respect to access to the System and the Remote Access Services. This Addendum cannot be modified or altered except in a writing duly executed by each of State Street and the Customer and shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts.

By its execution of the Custodian Agreement, the Customer: (a) confirms to State Street that it informs all Authorized Designees of the terms of this Addendum; (b) accepts responsibility for its and its Authorized Designees’ compliance with the terms of this Addendum; and (c) indemnifies and holds State Street harmless from and against any and all costs, expenses, losses, damages, charges, counsel fees, payments and liabilities arising from any failure of the Customer or any of its Authorized Designees to abide by the terms of this Addendum.

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